Exhibit (c)(5)

HOULIHAN LOKEY

Project Cure

DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE

DECEMBER 10, 2017 | CONFIDENTIAL | PRELIMINARY | SUBJECT TO FURTHER REVIEW

Agenda    Situation Overview    Recent Performance and Outlook    Summary Overview of Potential Alternatives    Potential Next Steps    CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Situation Overview    Since shortly after its 2014 IPO, Cure (the “Company”) has faced headwinds that have impacted its financial performance and liquidity    In order to address liquidity concerns, the Company raised capital in the form of two preferred stock issuances led by Francisco Partners, with participation by Chrysalis Ventures $52 million in 2016 (Series A) and $17.5 million in 2017 (Series B)    In addition, the Company has obtained multiple amendments to the terms of its senior credit facility with Wells Fargo over that period    Company management has indicated that, absent a recapitalization of the Company, the Company likely will not have sufficient cash to fund its operations and will breach its covenants under its existing credit facility    Weekly cash forecasts prepared by Company management show insufficient liquidity to fund operations potentially beginning in March 2018 Minimum liquidity covenant of $1.5 million through March 31, 2018 increases to $15 million on April 1, 2018, at which time Company management projects the Company will fall substantially short of satisfying such covenant    Company management also has indicated that the Company’s financial situation is impacting customer perception and the ability to attract new customers    On November 13, 2017, the Board of Directors of the Company received an offer from Francisco Partners to purchase all outstanding shares of Company common stock not owned by Francisco Partners for $0.30 / share in cash    Source: Company management. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Summary of Historical Stock Price Performance



Ⓐ Shelf Registration Announced
Ⓑ Series A Preferred Stock Issuance Announced
Ⓒ Series B Preferred Stock Issuance Announced
Ⓓ Company announces intention to delist from NASDAQGM
1H 2015
• Company reports positive earnings post-IPO
2H 2015
• Company announces that State Exchange business is winding down
• Management revises FY 2015 guidance downward
• Company starts experiencing liquidity constraints by end of 2015
2016
• Company experiences weakness in under-65 business due to softness in demand and inability to execute on sales strategy
• Management revises FY 2016 revenue and adjusted EBITDA guidance downward mid-year from $100mm-$115mm to $85mm-$88mm (revenue) and from $10.5mm-$12mm to $0mm-$2mm (EBITDA); actual 2016 revenue and adjusted EBITDA was $81.9mm and $(13.6)mm, respectively
• Company faces significant liquidity shortfall by end of 2016
2017
• Company management tempers expectations for 2017 and implements significant cost reduction initiatives (run-rate savings of ~$15mm)
• Commercial segment experiences continued macro headwinds (IFPs), while Medicare business benefits from macro tailwinds
Closing Stock Price
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Dec-14
Feb-15
Apr-15
Jun-15
Aug-15
Oct-15
Dec-15
Mar-16
May-16
Jul-16
Sep-16
Nov-16
Jan-17
Mar-17
May-17
Jul-17
Oct-17
Dec-17
A
B
C
D

Source: Capital IQ, Company management, Wall Street Research.

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 4

Recent Stock Trading History

Volume-Weighted Average Prices					
Since Delisting		Prior to Delisting			
Last 30-Days	All	Three-Months	Six-Months	Nine-Months	One-Year
$0.24	$0.24	$0.72	$0.72	$0.96	$1.09



$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Dec-15
Feb-16
Apr-16
Jun-16
Aug-16
Nov-16
Jan-17
Mar-17
May-17
Jul-17
Sep-17
Dec-17
A
B
C
D
E
F
G
Closing Stock Price
(12/7/17): $0.14
High: $0.31,
10/27/2017
11/20/2017
Low: $0.12,
12/6/2017
$0.35
$0.30
$0.25
$0.20
$0.15
$0.10
$0.05
$0.00
10/23
10/30
11/6
11/13
11/20
11/27
12/4
Historical Stock Price
Current Stock Price (12/7/17)

Selected Events

Event	Date	Comment
A	1/8/16	Company files $50 million shelf registration with no disclosed plan for use of proceeds
B	3/14/16	Company reports FY 2015 earnings and announces $52 million Series A Preferred Stock investment from Francisco Partners and Chrysalis Ventures
C	5/9/16	Company reports Q1 2016 earnings – revenue and adjusted EBITDA both decreased year-over-year and were below Wall Street analyst consensus estimates
D	6/7/16	Company announces acquisition of ConnectedHealth, LLC, a leading benefits technology company

Event	Date	Comment
E	8/8/16	Company reports Q2 2016 earnings – lowers FY 2016 revenue guidance by ~$15-20 million and adjusted EBITDA guidance by ~$10 million
F	3/14/17	Company reports FY 2016 earnings – adjusted EBITDA decreased by ~$22 million compared to FY 2015; FY 2017 guidance of ~10% decline in revenue and negative adjusted EBITDA; Company also announces $17.5 million Series B Preferred Stock investment led by Francisco Partners
G	10/20/17	Company announces intention to voluntarily delist from Nasdaq Global Market exchange and list on OTCQX Market

Source: Capital IQ.

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 5

Historical Financial Performance Revenue by Segment LTM (dollars in millions) 2013 2014 2015 2016 9/30/2017 Enterprise / Commercial $33.0 $40.4 $55.5 $49.1 $41.0 Enterprise / State 3.2 21.6 13.4 3.5 2.9 Medicare 15.9 16.2 18.0 18.6 21.7 Private Exchange 6.2 6.4 9.0 10.8 12.4 Total Revenue $58.3 $84.6 $95.8 $81.9 $78.0 Gross Profit by Segment LTM (dollars in millions) 2013 2014 2015 2016 9/30/2017 Enterprise / Commercial ($0.7) $10.3 $23.7 $11.9 $12.5 Enterprise / State (1.1) 11.0 6.3 1.3 1.9 Medicare 7.8 9.5 10.7 11.5 14.3 Private Exchange 2.2 1.3 4.5 0.3 (0.5) Total Gross Profit $8.2 $32.1 $45.2 $25.0 $28.2 Operating Expenses and Operating Income (dollars in millions) LTM 2013 2014 2015 2016 9/30/2017 Research & Development $11.8 $18.1 $22.7 $22.3 $17.7 Sales & Marketing 6.8 7.7 9.5 10.4 9.2 General & Administrative 12.2 10.6 14.4 13.2 12.6 Total Operating Expenses $30.8 $36.4 $46.6 $45.9 $39.5 Operating Income ($22.6) ($4.3) ($1.4) ($20.9) ($11.3)    Source: Company public filings and management, Figures based on GAAP reporting. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Recent Financial Performance Relative to Budget

- Per Company management:
  - In 2016, the Company's top-line performance was impacted by (i) weakness in the Commercial segment, (ii) continued wind-down of the State Exchanges business, and (iii) slower than expected adoption of the Private Exchange business.
  - In addition, in 2016, failure to control costs contributed to significant underperformance in operating income relative to budget.
  - In 2017, revenue is expected to be slightly lower than budget due to material headwinds in the Commercial segment (specifically, the IFP market) offset to some extent by growth in the Medicare segment.
  - Operating income is forecasted to slightly exceed budget in 2017 as a result of significant cost reduction initiatives.

2016 Budget vs. Actual

($ in millions)


$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
-$20.0
-$40.0
$105.0
$81.9
$54.7
$25.0
($1.0)
($26.5)
Revenue
Gross Profit
Operating Income
Budget
Actual

2017 Budget vs. Revised Forecast

($ in millions)


$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
-$20.0
$79.8
$76.5
$33.6
$29.7
($9.3)
($8.4)
Revenue
Gross Profit
Operating Income
Budget
"9+3" Forecast

While 2017 financial performance reflects achievement of targets and execution of cost reduction plans, top-line improvement prospects remain uncertain

Source: Company management.

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 7

Management Outlook Company Management Near-Term Cash Flow Projections    Management currently projects that the Company likely will not have sufficient available cash to fund operations beyond March 2018    While the Company may be able to obtain short-term funding through potential 1Q 2018 pipeline billings and cash prepayment of ~$4 million from United in connection with the Polaris project, management projects that, absent a substantial capital infusion, the Company will be in breach of the minimum liquidity covenant under the Company’s existing senior credit facility with Wells Fargo Under its existing senior credit facility, the Company is subject to a minimum liquidity covenant of $1.5 million through March 31, 2018 and $15 million starting April 1, 20181 Management has indicated that Francisco Partners has declined a request to submit a financing proposal and in lieu thereof offered to acquire the shares of Company common stock not owned by Francisco Partners Company Management Long-Term Going Concern Financial Projections    Management’s long-term projections assume the Company is able to raise sufficient external financing (amount to be determined) required to continue to operate as a going concern Absent sufficient financing, Company management believes that the Company faces significant operating challenges that are not reflected in management’s preliminary long-term projections Acquisition of new customers unlikely    Retention of existing customers more difficult Financial projections methodology:    Detailed 2018 budget – “bottoms up” top-line build, detailed expense build High-level estimates for 2019 – 2023 1. Liquidity is defined as the sum of Availability and Qualified Cash (Availability refers to amount available under revolving loans; Qualified Cash refers to amount of unrestricted cash and cash equivalents). Source: Company management. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Summary Overview of Potential Alternatives    Status Quo    Debt Refinancing    Third-Party Equity Financing Sale to Third Party for Cash Merger with Third Party    Sale of Medicare Business Only to Third Party    Wind-Down of Non-Medicare Operations    Bankruptcy CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Potential Next Steps Ongoing    Continued dialogue with third parties regarding potential sale of the Company Continued consideration of potential alternatives    Continued financial review Additional Topics for Next Meeting    Potential response to Francisco Partners    Potential outreach to Chrysalis and Great Point Partners    CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Appendix: Additional Information

Capital Structure Debt and Preferred Stock Detail as of September 30, 2017 (dollars in millions) Amount Interest / Dividend Outstanding Rate Notes Lender / Holder Maturity Revolving Credit Facility $0.0 10.30% 7.80% cash plus 2.50% PIK Wells Fargo 6/8/2021 Senior Term Loan 32.4 12.25% 9.75% cash plus 2.50% PIK Wells Fargo 6/8/2021 Total Debt $32.4 Series A Preferred Stock ¹ $57.8 7.50% PIK³ Francisco—96.2%, Chrysalis—3.8% Redeemable 2023 Series B Preferred Stock ² 19.0 15.00% PIK³ Francisco—94.3%, Chrysalis—5.7% Redeemable 2023 Total Preferred Stock $76.8 Total Debt and Preferred Stock $109.2    1. Represents liquidation preference of $52.0 million plus accrued dividends of $5.8 million. 2. Represents liquidation preference of $17.5 million plus accrued dividends of $1.5 million. 3. The Company may elect to pay in cash following the second anniversary of issuance. Source: Company management, Public filings. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Ownership Profile Common Equity 1 As-Converted 2 1) 17.9%—Great Point Partners, LLC 1) 55.9%—Francisco Partners Management LLC 2) 17.4%—Chrysalis Ventures 2) 10.9%—Chrysalis Ventures II, L.P. 3) 15.7%—Francisco Partners Management LLC 4) 5.9%—Rahim, Ahsan 3) 8.9%—Great Point Partners I, LP 5) 4.8%—Surges, Jeffrey A. 24.3%—Other 38.3%—Other Series A Preferred Stock 2 Series B Preferred Stock 2 Chrysalis Chrysalis Ventures II, L.P. Ventures II, L.P. 3.8% 5.7% Francisco Francisco Partners Partners Management Management LLC LLC 96.2% 94.3%    1. As of November 28, 2017, per Capital IQ. 2. As of November 1, 2017, per Company Form 10-Q dated November 13, 2017. Source: Capital IQ; Company Form 10-Q dated November 13, 2017; Company Schedule 14A dated April 24, 2017. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Trading Volume Overview (Pre-NASDAQ Delisting) Prior Three Months1 Prior Six Months2 Trading Volume (000s) Trading Volume (000s) 1,800 4,000 180-Day VWAP $0.72 90-Day VWAP $0.72 1,568 1,600 3,500 1,400 2,815 3,000 1,149 1,200 2,387 1,042 2,500 2,280 1,000 848 2,000 800 615 1,568 1,519 1,500 600 400 329 1,000 240 500 329 346 200 0 0 0 0 $0.45—$0.53—$0.60—$0.68—$0.75—$0.83—$0.90—$0.98—$0.45—$0.53—$0.60—$0.68—$0.75—$0.83—$0.90—$0.98 -$0.53 $0.60 $0.68 $0.75 $0.83 $0.90 $0.98 $1.05 $0.53 $0.60 $0.68 $0.75 $0.83 $0.90 $0.98 $1.05 % of Total 5.7% 10.6% 19.8% 27.1% 14.6% 18.0% 4.1% 0.0% % of Total 2.9% 13.9% 20.3% 21.2% 13.5% 25.0% 3.1% 0.0% Prior Nine Months3 Prior 12 Months4 Trading Volume (000s) Trading Volume (000s) 8,000 8,000 7,360 7,360 270-Day VWAP $0.96 360-Day VWAP $1.09 7,000 7,000 6,000 6,000 5,000 5,000 4,000 3,725 3,725 4,000 3,000 2,841 3,000 2,044 2,044 2,000 2,000 1,077 1,077 1,060 719 805 805 1,000 394 1,000 0 142 0 0 $0.40—$0.65—$0.90—$1.15—$1.40—$1.65—$1.90—$2.15—$0.40—$0.65—$0.90—$1.15—$1.40—$1.65—$1.90—$2.15 -$0.65 $0.90 $1.15 $1.40 $1.65 $1.90 $2.15 $2.40 $0.65 $0.90 $1.15 $1.40 $1.65 $1.90 $2.15 $2.40 % of Total 23.1% 45.6% 12.7% 6.7% 0.0% 2.4% 4.5% 5.0% % of Total 19.5% 38.6% 10.7% 5.7% 0.7% 14.9% 5.6% 4.2% Note: Stock prices included in each range represent those greater than low-end of range and less than or equal to high-end of range. 1. Represents Cure trading volume between July 21, 2017 and October 20, 2017. 2. Represents Cure trading volume between April 21, 2017 and October 20, 2017. 3. Represents Cure trading volume between January 21, 2017 and October 20, 2017. 4. Represents Cure trading volume between October 21, 2016 and October 20, 2017. Source: Capital IQ. CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Cure (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. CONFIDENTIAL All budgets, projections, – PRELIMINARY estimates, – SUBJECT financial TO FURTHER analyses, REVIEW reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the

Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. 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In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. 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CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW